Exhibit 99.1
For Immediate Release
Cushman & Wakefield Successfully Executes Strategic Term Loan Extension and Accelerates Balance Sheet Optimization Through Partial Redemption of Senior Secured Notes Due 2028

NEW YORK (BUSINESS WIRE), June 15, 2026 – Cushman & Wakefield (NYSE: CWK) (“Company”) announced today the successful amendment of the Company’s Credit Agreement (“Amendment”), marking an important milestone in its ongoing capital structure optimization.
Driven by strong investor demand, the Company upsized the amended term loan tranche by $353 million, bringing the total principal amount of that tranche to $1.2 billion. The Amendment delivers a meaningful 50 basis point reduction in pricing—from Term SOFR plus 2.75% to Term SOFR plus 2.25%—while extending the maturity to 2033. The pricing and maturity of the remaining $840 million of outstanding term loan borrowings under the Credit Agreement are unchanged.
The incremental proceeds from the upsized term loan tranche were used to fund a $350 million partial redemption of the Company’s outstanding 6.75% Senior Secured Notes due May 2028 (“2028 Notes”). As a result, Cushman & Wakefield strategically refinanced a portion of its nearer-term debt with longer-dated borrowings at more attractive pricing, while leaving gross debt substantially unchanged. The 2028 Notes were redeemed at par, plus accrued and unpaid interest up to the redemption date, highlighting Cushman & Wakefield’s disciplined approach to liability management and focus on reducing its cost of capital. Following the partial redemption, $200 million of the 2028 Notes remains outstanding.
“This transaction represents another strategic and disciplined step in the continued optimization of our capital structure,” said Neil Johnston, Executive Vice President and Chief Financial Officer of Cushman & Wakefield. “By upsizing our amended term loan and using the proceeds to reduce our 2028 Notes, we meaningfully improved our debt maturity profile, and lowered pricing on a significant portion of our borrowings while keeping overall leverage unchanged. We are pleased to have achieved the lowest borrowing margin on our term loan since becoming a public company in 2018, which reflects the strength of our business, the progress we have made and the confidence lenders continue to place in Cushman & Wakefield.”
Johnston added, “We appreciate the strong support of our lending partners and their continued confidence in our strategy. We remain focused on disciplined execution, proactive capital management and delivering sustainable value for our stakeholders.”
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for occupiers and investors with approximately 53,000 employees in over 350 offices and nearly 60 countries. In 2025, the firm reported revenue of $10.3 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.
Cautionary Note Regarding Forward-Looking Statements
The release contains forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside the control of the Company. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any of the Company’s estimates, projections and assumptions or these other uncertainties and factors materialize in ways that it did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this release. While the Company believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of the Company as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to publicly update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I Item 1A of its most recently filed Annual Report on Form 10-K and in its other periodic reports filed with the SEC.
MEDIA CONTACT:
Aixa Velez
Corporate Communications
+1 312 424 8195
aixa.velez@cushwake.com